Execution Version
AMENDMENT TO
THE SECOND AMENDED AND RESTATED
SHAREHOLDER RIGHTS PLAN
OF
REALNETWORKS, INC.
This AMENDMENT, dated as of July 27, 2022 (this “Amendment”), is made to the Second Amended and Restated Shareholder Rights Plan, dated as of November 30, 2018, by and between RealNetworks, Inc. (the “Company”) and Computershare Inc., as the Rights Agent (“Computershare”) (such agreement, the “Rights Agreement”).
WHEREAS, the Company intends to enter into an Agreement and Plan of Merger with Greater Heights LLC, a Washington limited liability company (“Parent”), Greater Heights Acquisition LLC, a Washington limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”) and Robert Glaser (as the same may be amended from time to time, the “Merger Agreement”);
WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent and certain shareholders of the Company intend to enter into a Voting Agreement to be dated the date hereof (as the same may be amended from time to time, the “Voting Agreement”);
WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, and Computershare shall, if so directed by the Company, from time to time, supplement or amend the Rights Agreement;
WHEREAS, pursuant to this Amendment, the Company desires to amend the Rights Agreement to render such agreement inapplicable to the Merger (as defined in the Merger Agreement), the other transactions contemplated by the Merger Agreement, the Voting Agreement and the transactions contemplated by the Voting Agreement; and
WHEREAS, the Board of Directors of the Company has approved this Amendment to the Rights Agreement and the execution and delivery hereof.
NOW, THEREFORE, in consideration of the foregoing, the Company and Computershare hereby agree as follows:
1.Amendment to Rights Agreement. The Rights Agreement is hereby amended as follows:
a.the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, none of Parent, or any stockholder, Affiliate or Associate of Parent shall be deemed to be an Acquiring Person or Associate of an Acquiring Person, either individually or collectively, solely by virtue of (i) the announcement of the Merger, (ii) the execution of the Merger Agreement, (iii) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement, (iv) the execution of the Voting Agreement or (v) the consummation of the transactions contemplated by the Voting Agreement.”
b.the following definitions shall be added to Section 1 of the Rights Agreement, in alphabetical order with the other definitions contained therein, and the remaining sections shall be renumbered accordingly:
“Merger” shall have the meaning assigned to such term in the Merger Agreement.
“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of July 27, 2022, by and among Parent, Company, Merger Subsidiary and Robert Glaser.
“Parent” shall mean Greater Heights LLC, a Washington limited liability company.

Execution Version
“Voting Agreement” shall mean the Voting Agreement, dated as of July 27, 2022, by and among the Company, Parent and certain shareholders of the Company.
c.the definition of “Distribution Date” in Section 1(o) of the Rights Agreement is amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by virtue of (i) the announcement of the Merger, (ii) the execution of the Merger Agreement, (iii) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement, (iv) the execution of the Voting Agreement or (v) the consummation of the transactions contemplated by the Voting Agreement.”
d.The definition of “Shares Acquisition Date” in Section 1(ll) of the Rights Agreement is amended by adding the following new sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely by virtue of (i) the announcement of the Merger, (ii) the execution of the Merger Agreement, (iii) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement, (iv) the execution of the Voting Agreement or (v) the consummation of the transactions contemplated by the Voting Agreement.”
e.The definition of “Triggering Event” in Section 1(uu) of the Rights Agreement is amended by adding the following new sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred solely by virtue of (i) the announcement of the Merger, (ii) the execution of the Merger Agreement, (iii) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement, (iv) the execution of the Voting Agreement or (v) the consummation of the transactions contemplated by the Voting Agreement.”
f.A new Section 23(c) of the Rights Agreement is added as follows:
“Notwithstanding anything in this Agreement to the contrary, the Rights will expire in their entirety immediately prior to the Effective Time (as defined in the Merger Agreement) without any payment being made in respect thereof.”
[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

REALNETWORKS, INC.
By:	/s/ Michael Parham
	Name:	Michael Parham
	Title:	Senior Vice President, General Counsel and Secretary

Computershare Inc., as Rights Agent
By:	/s/ Kathy Heagerty
	Name:	Kathy Heagerty
	Title:	Manager, Client Management